Exhibit 99.1

Digi International Reports First Fiscal Quarter 2013 Results

(Minneapolis, MN, January 24, 2013) - Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $47.0 million for the first fiscal quarter of 2013, compared with $46.7 million for the first fiscal quarter of 2012. Net income for the first fiscal quarter of 2013 was $1.2 million, or $0.05 per diluted share, compared to $0.7 million or $0.03 per diluted share in the prior year comparable quarter. First fiscal quarter 2013 results include the operations of Etherios, Inc. beginning November 1, 2012. Etherios contributed $1.4 million in revenue for the two months since the date of acquisition.
“I am satisfied with meeting our guidance expectations for the quarter and, in particular, I am pleased with the revenue contribution from Etherios,” said Joe Dunsmore, President and Chief Executive Officer. “We believe that this acquisition adds significantly to our end-to-end value proposition in the M2M networking solutions space.”
Business Results for the Three Months Ended December 31, 2012
Revenue from growth products in the first fiscal quarter of 2013, including $1.4 million of revenue from Etherios' consulting services, was $25.8 million, or 55.0% of net sales, compared to $23.8 million, or 51.0% of net sales, in the first fiscal quarter of 2012, an increase of $2.0 million, or 8.6%. Revenue from mature products was $21.2 million, or 45.0% of net sales, in the first fiscal quarter of 2013 compared to $22.9 million, or 49.0% of net sales, in the first fiscal quarter of 2012, a decrease of $1.7 million, or 7.1%. Digi's growth products portfolio includes all wireless products, as well as the ARM-based embedded module product line, which leverages the iDigi platform with both wireline and wireless connectivity.
Revenue in North America was $27.0 million in the first fiscal quarter of 2013, compared to $27.8 million in the first fiscal quarter of 2012, a decrease of $0.8 million, or 2.7%. Revenue in EMEA (Europe, Middle East and Africa) was $12.0 million in the first fiscal quarter of 2013 compared to $11.6 million in the comparable quarter a year ago, an increase of $0.4 million, or 3.5%. Revenue in the Asia Pacific region was $6.5 million in the first fiscal quarter of 2013 compared to $5.6 million in the first fiscal quarter of 2012, an increase of $0.9 million, or 15.4%. Latin American revenue was $1.5 million in the first fiscal quarter of 2013 compared to $1.7 million in the comparable quarter a year ago, a decrease of $0.2 million, or 10.8%.
During the first quarter of fiscal 2012, the flooding in Thailand impacted the operations of Digi's contract manufacturer near Bangkok, resulting in lower revenue for Digi of approximately $3.0 million.
Gross profit was $24.5 million in the first fiscal quarter of 2013 compared to $24.4 million in the same period of the prior year, an increase of $0.1 million. The gross margin was 52.1% in the first fiscal quarter of 2013 compared to 52.4% in the first fiscal quarter of 2012.  The gross margin was lower in the first fiscal quarter of 2013 than in the comparable period a year ago primarily due to the inclusion of gross margins from Etherios' consulting services which are generally lower than Digi products margins, and manufacturing expense increases as a percent of net sales, offset partially by favorable product mix and reduced amortization of purchased and core technology. The gross margin in the first fiscal quarter of 2012 reflected an impact of less than one percentage point as a result of the Thailand flooding.
Total operating expenses in the first fiscal quarter of 2013 were $22.8 million, or 48.6% of revenue, compared to $23.6 million, or 50.6% of revenue, in the first fiscal quarter of 2012.  The decrease in operating expenses in the first fiscal quarter of 2013 compared to the same quarter of the prior year primarily is due to cost containment measures that were put in place to achieve targeted expense levels. Total operating expenses for the first fiscal quarter of 2012 included a charge

Digi International Reports First Fiscal Quarter 2013 Results

of $0.2 million related to the restructuring of the Breisach, Germany manufacturing operations, which resulted in a workforce reduction of 25 positions.
Net income was $1.2 million in the first fiscal quarter of 2013, or $0.05 per diluted share, compared to $0.7 million, or $0.03 per diluted share, in the first fiscal quarter of 2012. Etherios generated a net loss that impacted earnings per diluted share by less than one-half of a cent for the first fiscal quarter of 2013. Net income in the first fiscal quarter of 2013 included a tax benefit of $0.1 million, or $0.01 per diluted share, resulting from the reversal of tax reserves for the expiration of the statutes of limitation for various U.S. and foreign jurisdictions. Net income in the first fiscal quarter of 2012 included a restructuring charge of $0.2 million, net of taxes, or $0.01 per diluted share, offset by a tax benefit of $0.1 million, or $0.01 per diluted share, resulting from the reversal of tax reserves for closure of various jurisdictions' tax matters, and a gain on sale of an investment of $0.1 million, net of taxes, with no earnings per diluted share impact. Digi previously estimated that the flooding in Thailand had an approximately $0.05 impact on earnings per diluted share in the first fiscal quarter of 2012.
Earnings before interest, taxes, depreciation and amortization in the first fiscal quarter of 2013 were $3.7 million, or 7.9% of revenue, compared to $3.0 million, or 6.4% of revenue in the first fiscal quarter of 2012.
Digi's cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $104.8 million at December 31, 2012, a decrease of $15.8 million over the comparable balance at September 30, 2012. Digi purchased Etherios, Inc. for $20.5 million as of October 31, 2012, of which $12.9 million was paid in cash, net of cash acquired. The purchase price allocation is preliminary and subject to change before finalization later in this fiscal year. Digi also repurchased 458,007 shares of its common stock for $4.3 million, of which 10,400 shares at $0.1 million were not settled at December 31, 2012. Please refer to the Condensed Consolidated Statements of Cash Flows that are included in this earnings release for additional cash flow details. At December 31, 2012, Digi's current ratio was 8.3 to 1 compared to 9.5 to 1 at September 30, 2012.
First Fiscal Quarter 2013 Business Highlights:
iDigi Device Cloud and M2M Expertise

•
Digi entered the saleforce.com ecosystem with the acquisition of salesforce.com Platinum Partner Etherios. The Etherios Social Machine® is a new cloud-based method for integrating machines into core business processes via the Salesforce Service Cloud. Combining the iDigi Device Cloud with The Social Machine will enable virtually any machine, anywhere in the world, to connect rapidly and easily to the Service Cloud.

•
Validating the iDigi Device Cloud's market leadership position, the solution was named the “Best Overall Platform” at the 2012 M2M Evolution Conference in October. Digi was honored among nine participants of the “Battle of the Platforms Contest” for its ability to enable M2M solutions in an easy, scalable, reliable and secure manner.

•
Enhancing its M2M market leadership position in Europe, Digi collaborated with Deutsche Telekom to enable easy access and control of remote devices used in M2M applications throughout the continent. Digi is the first wireless gateway and router manufacturer to integrate Deutsche Telekom's industrial-grade SIM chips into its products. Digi also integrated Deutsche Telekom's SIM management functionalities into the iDigi Device Cloud.

Key Wireless Product Announcements

•
Digi shows further commitment to its Freescale relationship with the introduction of the ConnectCard for i.MX28 module, a compact wireless system-on-module for developing connected portable devices based on Freescale technology.

•	Digi shows innovation with the new XBee PRO 900HP wireless module, a wireless module that offers three times the range of comparably priced solutions.

Digi International Reports First Fiscal Quarter 2013 Results

Reconciliation Tables:
Reconciliation of Net Income and Net Income per Diluted Share
to Non-GAAP Net Income and Net Income per Diluted Share

	Three months ended December 31,
(In thousands, except per share amounts)	2012		2011
Net income and net income per common share, diluted	$1,230	$0.05	$724	$0.03
Restructuring reserve, net of taxes	—	—	153	0.01
Gain on sale of investment, net of taxes	—	—	(88)	0.00
Discrete tax benefits for reversal of tax reserves for closure of various jurisdictions’ tax matters and for extended research and development tax credit recorded in the first quarter of fiscal 2011	(144)	(0.01)	(123)	(0.01)
Non-GAAP net income and net income per diluted share	$1,086	$0.04	$666	$0.03

Diluted weighted average common shares		26,434		26,143

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization
(In thousands of dollars)

	For the three months ended December 31, 2012	% of net sales	For the three months ended December 31, 2011	% of net sales
Net sales	$46,991	100.0%	$46,662	100.0%
Net income	1,230	2.6%	724	1.6%
Interest income, net	(52)	(0.1)%	(72)	(0.2)%
Income tax provision	618	1.3%	311	0.7%
Depreciation and amortization	1,919	4.1%	2,029	4.3%
Earnings before interest, taxes, depreciation and amortization	$3,715	7.9%	$2,992	6.4%

Guidance
For the second fiscal quarter of 2013, Digi projects revenue in a range of $47 million to $49 million with a most likely revenue of approximately $48 million. Digi projects net income per diluted share to be in a range of $0.06 to $0.08 for the second fiscal quarter of 2013.
Digi had previously projected revenue for the full fiscal year 2013 in a range of $198 million to $220 million and net income per diluted share in a range of $0.28 to $0.48. In light of the first fiscal quarter 2013 results and guidance for the second fiscal quarter 2013, Digi expects the most likely revenue and net income per diluted share for the full fiscal year 2013 to be in the bottom half of these previously announced ranges.
The American Taxpayer Relief Act of 2012, signed into law on January 2, 2013, extended the research and development tax credit for two years retroactively from January 1, 2012 through December 31, 2013. Digi plans to record the benefit for research credits earned for the last three quarters of fiscal 2012 as a discrete tax benefit in the second quarter of fiscal 2013. The discrete tax benefit is expected to be approximately $0.4 million, or $0.01 per diluted share, which has been included in our guidance. Beginning with the second fiscal quarter of 2013, our effective tax rate will include a tax benefit for the projected credit for the full year fiscal 2013.

Digi International Reports First Fiscal Quarter 2013 Results

First Fiscal Quarter 2013 Conference Call Details
Digi invites all those interested in hearing management's discussion of its quarter, on Thursday, January 24, 2013 after market close at 5:00 p.m. EST (4:00 p.m. CST), to join the call by dialing (800) 798-2801 and entering passcode 26573925. International participants may access the call by dialing (617) 614-6205 and entering passcode 26573925. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 62406575 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. The webcast will remain on our website for one week after the live session is completed.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
About Digi International
Digi International is the M2M solutions expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry's broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi's entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.), or 952-912-3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management's current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ongoing shift of our sales efforts to focus more on the delivery of broader based solutions which can be a more complex sales process, has not been a historical sales focus of our company and can involve longer sales cycles than the sale of our legacy hardware products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, the ability to achieve the anticipated benefits and synergies associated with acquisitions such as our recently announced purchase of Etherios, Inc., and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2012 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes historical non-GAAP net income and net income per diluted share data, and earnings before interest, taxes, depreciation and amortization (EBITDA).
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP

Digi International Reports First Fiscal Quarter 2013 Results

measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and net income per diluted share exclusive of restructuring expenses, gain on sale of investments, and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of our business. We believe that the presentation of EBITDA as a percentage of net sales is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA is also used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.
Investor Contacts:

Steve Snyder	Tom Caden
Digi International	Dian Griesel Inc.
952-912-3637	212-825-3210
Email: steve.snyder@digi.com	Email: tcaden@dgicomm.com
For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports First Fiscal Quarter 2013 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,
	2012	2011
Net sales	$46,991	$46,662
Cost of sales	22,512	22,232
Gross profit	24,479	24,430
Operating expenses:
Sales and marketing	10,274	10,099
Research and development	7,417	8,232
General and administrative	5,116	5,047
Restructuring	—	236
Total operating expenses	22,807	23,614
Operating income	1,672	816
Other income (expense), net:
Interest income	52	72
Other income, net	124	147
Total other income, net	176	219
Income before income taxes	1,848	1,035
Income tax provision	618	311
Net income	$1,230	$724
Net income per common share:
Basic	$0.05	$0.03
Diluted	$0.05	$0.03
Weighted average common shares:
Basic	26,188	25,639
Diluted	26,434	26,143

Digi International Reports First Fiscal Quarter 2013 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income
(In thousands)
(Unaudited)

	Three months ended December 31,
	2012	2011
Net income	$1,230	$724
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(289)	(1,783)
Net unrealized gain on investments, net of related tax effect of ($1) and ($9), respectively	1	14
Reclassification of realized loss included in net income, net of related tax effect of ($0) and ($5), respectively	—	7
Other comprehensive loss, net of tax	(288)	(1,762)
Comprehensive income (loss)	$942	$(1,038)

Digi International Reports First Fiscal Quarter 2013 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2012	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$52,010	$60,246
Marketable securities	49,512	58,372
Accounts receivable, net	24,704	24,634
Inventories	25,360	24,435
Deferred tax assets	3,449	3,389
Other	3,562	2,493
Total current assets	158,597	173,569
Marketable securities, long-term	3,278	2,016
Property, equipment and improvements, net	15,534	15,157
Identifiable intangible assets, net	13,021	10,629
Goodwill	103,391	86,209
Deferred tax assets	4,158	5,010
Other	498	494
Total assets	$298,477	$293,084
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,469	$6,040
Income taxes payable	—	1,269
Accrued compensation	5,780	5,744
Accrued warranty	935	1,021
Accrued professional fees	986	695
Other	2,826	3,423
Total current liabilities	18,996	18,192
Income taxes payable	3,128	3,294
Deferred tax liabilities	576	630
Other noncurrent liabilities	107	111
Total liabilities	22,807	22,227

Total stockholders’ equity	275,670	270,857
Total liabilities and stockholders’ equity	$298,477	$293,084

Digi International Reports First Fiscal Quarter 2013 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2012	2011
Operating activities:
Net income	$1,230	$724
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	848	784
Amortization of identifiable intangible assets	1,071	1,245
Stock-based compensation	955	931
Excess tax benefits from stock-based compensation	(28)	(13)
Deferred income tax benefit	(542)	(583)
Bad debt/product return provision	221	323
Inventory obsolescence	250	476
Restructuring	—	236
Other	38	(274)
Changes in operating assets and liabilities (net of acquisition)	(1,755)	(3,607)
Net cash provided by operating activities	2,288	242
Investing activities:
Purchase of marketable securities	(9,873)	(22,789)
Proceeds from maturities of marketable securities	17,473	12,298
Proceeds from sale of investment	—	135
Acquisition of business, net of cash acquired	(12,919)	—
Purchase of property, equipment, improvements and certain other intangible assets	(1,427)	(1,624)
Net cash used in investing activities	(6,746)	(11,980)
Financing activities:
Excess tax benefits from stock-based compensation	28	13
Proceeds from stock option plan transactions	169	150
Proceeds from employee stock purchase plan transactions	248	314
Purchase of treasury stock	(4,226)	—
Net cash (used) provided by financing activities	(3,781)	477
Effect of exchange rate changes on cash and cash equivalents	3	(855)
Net decrease in cash and cash equivalents	(8,236)	(12,116)
Cash and cash equivalents, beginning of period	60,246	54,684
Cash and cash equivalents, end of period	$52,010	$42,568

Supplemental schedule of non-cash investing activities:
Issuance of common stock for business acquisition	$(6,804)	$—